UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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James River Group Holdings, Ltd.

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Proxy Update: April 21, 2017

James River Group Holdings, Ltd. (“James River, or the Company”) Responds to Certain Recommendations made by Institutional Shareholder Services (ISS) regarding matters submitted to a vote of its shareholders. This response includes FORWARD-LOOKING STATEMENTS, and the Company refers you to the disclaimer regarding such statements included at the end of this document to put those statements in context.

ISS has recommended Shareholders “Withhold” votes for directors J. Adam Abram, Robert P. Myron and Michael T. Oakes. (Proposals 1a, 1b and 1c on the Proxy Card). The Company believes shareholders are better served by “for” votes for these directors.

James River Group Holdings, Ltd. is an entrepreneurial company that has created above industry average returns for shareholders by:

•	Earning consistent underwriting profits from specialty classes of casualty insurance risks;
•	Growing prudently by addressing new opportunities in the market;
•	Maintaining a strong balance sheet, including a key ratings upgrade in 2016;
•	Returning excess capital to shareholders on a regular basis;
•	Making opportunistic investments that boost investment returns without allocating large capital amounts to these investments.

Messrs. Abram, Myron and Oakes have each been and continue to be instrumental in accomplishing these goals. Each of these Board members is a current or former executive of the firm who has deep knowledge of the strategies, systems and personnel at the Company that drive the Company’s continued success in achieving these aims.

James River Group Holdings, Ltd. made its IPO in December of 2014. In constituting its Board, the Company has sought to maintain its entrepreneurial roots while growing significantly and embracing independent and transparent governance. For this reason, Messrs. Abram, Myron and Oakes serve only on the Board (where their leadership, strategic thinking and knowledge of the industry, the operations of the Company and the competitive position of James River are highly valuable) and on the Investment Committee of the Board, where their experience in investing is useful in creating low risk and high return opportunities for the Company. They do not serve on the Audit or Compensation Committees, whose members have substantial relevant experience.

Background on Messrs. Abram, Myron and Oakes:

J. Adam Abram has served as Chairman of the Board of James River since 2002, when he founded the Company. He has served as Chief Executive of the Company for most of its history and is a significant investor in the Company. Mr. Abram has founded and sold predecessor companies dating back to 1992

(see the history on the attached appendix) and has extensive experience guiding entrepreneurial companies in the financial services field. Mr. Abram serves only on the Board and the Investment Committee of the Board. Mr. Abram has served on three public company boards.

Robert P. Myron has served as a director since 2010, when he joined the Company to become our Chief Financial Officer. In 2014, Mr. Myron became our President and Chief Operating Officer. He has served in a variety of other roles at James River, and is intimately familiar with the operations, plans and personnel of the Company. Mr. Myron has extensive insurance industry experience, having served in executive capacities at other, larger, insurance companies. Mr. Myron serves only on the Board and the Investment Committee of the Board. Mr. Myron has participated in public company board proceedings for many years as a senior executive.

Michael T. Oakes has served as a director since 2007. He served as Chief Financial Officer of the Company and its predecessor from 2004 until 2010 and retired from the company in 2011. As Chief Financial Officer, he took the predecessor company public and was instrumental in negotiating the sale of the predecessor company in 2007 and the creation of the Company’s current strategic vision. He oversaw the Company’s investment portfolio from 2004 through 2016, as an employee and later, consultant. Mr. Oakes serves only on the Board and the Investment Committee of the Board. Prior to his involvement with James River and its predecessor companies, Mr. Oakes had extensive experience as an investment banker with a leading firm concentrating in financial service companies. In that role, he regularly provided advice and counsel to independent committees of public company boards.

The Company’s Lead Independent Director is Bryan Martin. Mr. Martin is a Managing Director of D.E. Shaw and Co., L.P. The funds he directs led the purchase of James River’s predecessor company in 2007. Those funds own 36% of the outstanding common stock of the Company. The Company believes the interests of these funds are generally highly aligned with that of other common shareholders.

Three relatively recent appointees to the Board, all of whom are independent, serve on the Audit Committee of the Board.

The Audit Committee membership is as follows:

Jerry R. Masters (Chair) has served as a director since the completion of the Company’s IPO. Mr. Master’s relevant experience includes eleven years with Deloitte & Touche, LLP and having served in various executive positions at Microsoft Corporation from 1991-2000, including as Senior Director, a role in which he was responsible for external and internal financial reporting, budgeting and forecasting.

Janet Cowell has served as a director since May 2016. She served as Treasurer of the state of North Carolina from 2009 through 2016, in which capacity she was the sole fiduciary for the state’s pension funds. Ms. Cowell has an M.B.A. From the Wharton School of Business and an M.A. from the Lauder Institute. She is a level 1 CFA.

Ollie L. Sherman, Jr. has served as a director since May 2016. Mr. Sherman retired as a Managing Principal with Towers Watson in 2010. He was a consulting actuary and practice manager for Towers Watson’s property and casualty division for over 25 years. Prior to that he was employed by the Travelers Insurance Company where he had overall responsibility for countrywide workers’ compensation pricing. He has a B.S. from the University of Virginia in Applied Mathematics, is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

The Compensation Committee:

•	The Compensation Committee is chaired by Mr. Martin.
•	Mr. Masters is a member of the Compensation Committee.
•	Mr. David Zwillinger is a member of the Compensation Committee.

Mr. Zwillinger is a Managing Director of D.E. Shaw and Company, L.P. He has been a member of our Board since 2007. Prior to joining the D.E. Shaw group, Mr. Zwillinger was an associate at J.P. Morgan Partners, LLC.

The Company believes the addition of Ms. Cowell, and Messrs. Masters and Sherman to the Board, and the absence of management directors on the Audit, Compensation or Nominating and Governance committees demonstrates a prudent balance between a commitment to having an independent board with maintaining the Company’s entrepreneurial culture. Messrs. Martin and Zwillinger bring extensive relevant experience to the Board, are instrumental in providing ideas to the Investment Committee (on which they both serve) and are properly aligned with other common holders given their firm’s ownership.

The presence of Messrs. Abram, Myron and Oakes on the Board is appropriate given their intimate knowledge of the industry, their roles in founding, managing and growing this entrepreneurial company and the success the company has enjoyed. The Company recommends “for” votes for each of these directors who has been important to the success the company has enjoyed.

Forward-Looking Statements

This response contains “forward-looking statements” within the meaning of the U.S. Federal Securities laws, including the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. The forward-looking statements in this response do not constitute guarantees of future performance. These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those expressed in, or implied by, the forward-looking statements included in this response as a result of various factors, including but not limited to: (1) the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; (2) inaccurate estimates and judgments in our risk management which may expose us to greater risks than intended; (3) the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; (4) adverse economic factors; (5) a decline in our financial strength rating resulting in a reduction of new or renewal business; (6) reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; (7) reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; (8) existing or new regulations that may inhibit our ability to achieve our business objectives or subject us to penalties or suspensions for non-compliance or cause us to incur substantial compliance costs; (9) a failure of any of the loss limitations or exclusions we employ; (10) losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; (11) potential effects on our business of emerging claim and coverage issues; (12) exposure to credit risk, interest rate risk and other market risk in our investment portfolio; (13) losses in our investment portfolio; (14) the cyclical nature of the insurance and reinsurance industry, resulting in periods during which we may experience excess underwriting capacity and unfavorable premium rates; (15) changes in laws or government regulation, including tax or insurance laws and regulations; (16) the impact of loss settlements made by ceding companies and fronting carriers on our reinsurance business; (17) a forced sale of investments to meet our liquidity needs; (18) our ability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us; (19) losses resulting from reinsurance counterparties failing to pay us on reinsurance claims or insurance companies with whom we have a fronting arrangement failing to pay us for claims; (20) our underwriters and other associates exceeding their authority, committing fraud or taking excessive risks; (21) insufficient capital to fund our operations; (22) the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; (23) our ability to manage our growth effectively; (24) inadequacy of premiums we charge to compensate us for our losses incurred; (25) competition within the casualty insurance and reinsurance industry; (26) an adverse outcome in a legal action that we are or may become subject to in the course of our insurance or reinsurance operations; (27) in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; (28) the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; (29) failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended; (30) the ownership of a substantial amount of our outstanding common shares by affiliates of D. E. Shaw & Co., L.P. (the “D. E. Shaw Affiliates”) and their resulting ability to exert significant influence over matters requiring shareholder approval in a manner that could conflict with the interests of other shareholders and additionally, the D. E. Shaw Affiliates having certain rights with respect to board representation and approval rights with respect to certain transactions; and (31) changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. For a more detailed description of these uncertainties, risks and other factors, please see the “Risk Factors” section in our Annual Report on Form 10-K filed with the U. S. Securities and Exchange Commission on March 10, 2017. Forward-looking statements speak only as of the date of this response, and except as expressly required under applicable law, we do not undertake to update any forward-looking statements contained herein, whether as a result of new information or future events or otherwise.

Appendix

Company Overview: A History of Creating Value for Investors Our Specialty Market History 1992 – Adam Abram and a group of investors purchase Front Royal, Inc. , for $3 million 1994 – Front Royal purchases Colony Insurance Company , a Richmond, VA based E&S underwriter 1996 – Front Royal purchases Rockwood Casualty Insurance Company , a PA based specialty workers’ compensation company 2001 – On pace to write more than $200 million of specialty premiums in the calendar year, Adam Abram sells Front Royal to Argo Group (NASDAQ; AGII) for 1.7X tangible book value 2002 – James River Group, Inc . is formed with $58 MM of capital and a single insurance subsidiary, James River Insurance Company , a Richmond, Va. based E&S company 2004 – Stonewood Insurance Company formed in Raleigh, NC to write highly inspected workers’ compensation risks 2005 – James River Group, Inc . successfully completes an IPO at $18 per share, or 1.7X tangible book value 2007 – D . E . Shaw leads the purchase of James River Group, Inc . at $34.50 per share ( 2.6X tangible book value) and re - domiciles the group to Bermuda. Company is re - named James River Group Holdings, Ltd . 2008 – JRG Reinsurance Company, Ltd., a Bermuda class 3B reinsurance company, is formed with $250 million of initial capitalization 2010 – James River Group Holdings, Ltd. surpasses $1 billion in invested assets 2011 – The Group begins building out infrastructure for fronting and programs business in its Specialty Admitted segment 2014 – James River Group Holdings, Ltd . successfully completes an IPO at $21 per share ( 1.35X tangible book value) 2016 – The Group surpasses $ 1 billion in market capitalization with gross written premiums of $737 million and more than 500 employees; achieves 15% ROTE and 94% combined ratio for FY 2016